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                                                                Exhibit 5

                     Bethlehem Steel Corporation

                                           June 18,1998

Board of Directors
Bethlehem Steel Corporation
Bethlehem, PA  18016-7699


         I am General Counsel of Bethlehem Steel Corporation, a Delaware corporation ("Bethlehem"). In that capacity, I have reviewed the Registration Statement on Form S-8 (the "Registration Statement") dated as of the date of this opinion and to be filed by Bethlehem with the Securities and Exchange Commission with respect to offers and sales by Bethlehem of up to 5,000,000 shares of Bethlehem Common Stock, par value $1 per share ("Common Stock"), under the 1998 Stock Incentive Plan of Bethlehem Steel Corporation (the "Plan"). As General Counsel, I am familiar with Bethlehem's Second Restated Certificate of Incorporation and its By-laws, as amended. I have also examined such other documents, corporate records and instruments as I have deemed necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing, I am of the opinion that any shares of Common Stock reserved for issuance under the Plan will, when issued in accordance with the terms of the Plan, be validly issued, fully paid and non-assessable.

         I am admitted to practice in the Commonwealth of Pennsylvania, and I express no opinion herein as to any matters governed by any law other than the law of the Commonwealth of Pennsylvania, the corporate law (including without limitation the General Corporation Law) of the State of Delaware and the Federal law of the United States of America.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

                                                        Very truly yours,





                                                        /s/ William H. Graham
                                                        ---------------------
                                                        William H. Graham
                                                        General Counsel